Exhibit 10.1

May 3, 2018

Mr. Barry J. Simon

3530 Johns Hopkins Court

San Diego, CA 92121

Dear Mr. Simon:

Reference is made to that certain Executive Employment Agreement by and between you and NantKwest, Inc. (the “Company”) dated January 1, 2015 (the “Employment Agreement”).  Capitalized terms used herein that are undefined shall have the meanings given to them in the Employment Agreement.

Notwithstanding the terms of the Employment Agreement, including, but not limited to Section 3.1 thereof, you hereby agree to permit the Compensation Committee of the Company to determine in its own discretion, the annual increase of your future Base Salary starting with your Base Salary for fiscal year 2018.

Sincerely,

/s/ Steven Yang

General Counsel

Agreed and Accepted

/s/ Barry J. Simon

President & CAO of NantKwest, Inc.

9920 Jefferson Boulevard, Culver City, CA 90232

www.NantKwest.com